Exhibit 10.1

September 29, 2014
Gordon H. Link
213 N.W. Abbie Drive
Ankeny, IA 50023

Re:    Separation and Release Agreement
Dear Gordon:
This letter constitutes the separation agreement (the “Agreement”) that NewLink Genetics Corporation (the “Company”) is offering to aid in your employment transition.
1.    Separation Date and Final Salary Payment. You hereby resign from your position as Chief Financial Officer (“CFO”) of the Company, and from any other office or position you may hold with the Company or any affiliated entity, effective as of September 30 (the “Separation Date”). On the next payroll date following the Separation Date, the Company will pay you all accrued salary earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to this payment regardless of whether or not you sign this Agreement.
2.    Severance Benefits. In consideration for the general release of all non-ADEA claims that you are providing below in Section 15(a)(General Release) and for all other promises you are making and obligations you are undertaking in this Agreement, with the exception of your ADEA Waiver, if you sign this Agreement and comply with your obligations under it, the Company shall make the following severance payments (the “Severance Benefits”) to you, subject to standard withholdings and deductions:
(a)    Severance Payment. The Company will pay you the equivalent of nine (9) months of your base salary in effect as of the Separation Date (the “Severance Payment”), totalling $221,400. The Severance Payment will be paid as follows, provided that you remain in compliance with this Agreement: (i) three (3) months of your base salary ($73,800) will be paid in a single lump sum within five (5) business days of your signature of this Agreement; and (ii) six (6) months of your base salary ($147,600) (the “Deferred Salary Payment”) will be paid in a single lump sum on the first regularly scheduled payroll date that is at least six (6) months after your Separation Date, as further provided in Section 17(b) (Required Six Month Delay For Deferred Compensation Payments).
(b)    Relocation Payment. The Company will pay you $25,000 (the “Relocation Payment”) to cover a portion of your anticipated relocation expenses, in recognition of the fact that you and your family relocated from Colorado solely to accept your position with the Company. For sake of clarification, you will receive this supplement to your Severance Benefits lump sum payment regardless of whether you have yet incurred relocation expenses as of the payment date. The Relocation Payment will be paid in a lump sum within five (5) business days of your signature of this Agreement.
(c)     Bonus. Although you have no contractual entitlement to a bonus for 2014 under your Employment Agreement, as part of the Severance Benefits, the Company will pay you a bonus for 2014 in the amount of $77,490 (the “Bonus Payment”), which is equivalent to 75% of your annual target bonus amount of $103,320. The Bonus Payment will be paid to you within five (5) business days of your signature of this Agreement.
(d)    Paid Time Off. Although the amount of your accrued and unused paid time off (“PTO”) is

Exhibit 10.1

in dispute between you and the Company, the Company will pay you $84,059 for your accrued and unused PTO (the “PTO Payment”). The PTO Payment will be paid to you within five (5) business days of your signature of this Agreement.
3.    Healthcare Continuation Coverage and Premium Payments.
(a)    COBRA. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense after the Separation Date. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish to do so.
(b)    COBRA Premiums. In partial consideration for your signature of this Agreement, and timely elect continued coverage under COBRA, the Company will pay your COBRA premiums to continue your basic medical coverage (including coverage for eligible dependents, if applicable) (“COBRA Premiums”) through the period (the “COBRA Premium Period”) starting on the Separation Date and ending on the earliest to occur of: (i) September 30, 2015; (ii) the date you become eligible for group health insurance coverage through a new employer; or (iii) the date you cease to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event you become covered under another employer’s group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, you shall immediately provide written notification of such event to the Company’s Human Resources manager. For sake of clarification, the COBRA Premium amount to be paid by the Company will include the cost of continuation of your particiption in the Company’s basic medical insurance program, but not vision and dental benefits.
(c)    Alternative Cash Payments in Lieu of COBRA Premiums. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without a substantial risk of violating applicable law (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), the Company instead shall pay you, on the first day of each calendar month following such determination, a fully taxable cash payment equal to the applicable COBRA premiums for that month (including premiums for you and your eligible dependents who have elected and remain enrolled in such COBRA coverage), subject to applicable tax withholdings (such amount, the “Alternative Cash Payment”), for the remainder of the COBRA Premium Period. You may, but are not obligated to, use such Alternative Cash Payments toward the cost of COBRA premiums.
4.    Equity. You have been granted options to purchase shares of the Company’s common stock (the “Option”) and certain restricted stock units (the “RSUs”) pursuant to the Company’s 2000 and/or 2009 Equity Incentive Plans (the “Plans”). Under the terms of the applicable governing agreements and Plan documents, vesting of any unvested Option shares or RSUs would cease on the Separation Date. However, as an additional benefit under this Agreement, in consideration for the ADEA Waiver under Section 15(d) (ADEA Waiver), if you execute this Agreement, allow the ADEA Waiver to become effective, and comply with your obligations under this Agreement,, the Company will: (a) accelerate the vesting of any and all of your outstanding and unvested equity awards such that one hundred percent (100%) of the shares subject to the Option and the RSUs shall be deemed vested and exercisable as of the Separation Date (the “Accelerated Vesting”); and (b) extend your exercise period under the governing agreements and Plan documents so that you shall have two (2) years from the Separation Date to exercise any or all of your vested Options (including any options accelerated hereunder) (the “Extended Exercise Period”). Except as expressly provided in this Section, the Option and RSUs will continue to be governed by the terms of the governing agreements and Plan documents. You acknowledge and agree that for any portion of the Options previously classified as incentive stock options, extending the exercise period may change their tax treatment; and you should seek advice from your own tax advisors on this extension.
5.    Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive after the Separation Date any additional compensation, severance or benefits, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account). By way of example, you acknowledge that you have not earned and are not owed any bonus, vacation, incentive compensation, commissions or equity (other than as provided or referenced herein).

Exhibit 10.1

6.    Expense Reimbursements. You agree that, within thirty (30) days of the Separation Date, you will submit to the Company your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.
7.    Return of Company Property. No later than the close of business on the Separation Date, you shall return to the Company all Company documents (and all copies thereof) and other Company property or information in your possession or control (collectively, “Company Property”), including, but not limited to: Company hardcopy and softcopy files, databases. notes, emails, correspondence, financial and operational information, current or potential customer lists and contact information, product and services information, research and development information, drawings, records, plans, forecasts, reports, payroll information, spreadsheets, studies, analyses, compilations of data, proposals, agreements, sales and marketing information, personnel information, specifications, code, software, electronically or computer-recorded information, tangible property and equipment (including, but not limited to, computing and communications devices, facsimile machines, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company and all reproductions thereof in whole or in part and in any medium. You shall make a diligent search to locate any such Company Property by the close of business on the Separation Date. In addition, if you have used any personally owned computing or communication device, server, or e-mail system to receive, store, review, prepare or transmit any confidential or proprietary data, materials or information of the Company, then within five (5) business days after the Separation Date, you shall permanently delete and expunge such confidential or proprietary information from those systems without retaining any reproductions (in whole or in part); and you agree to make any such device or system available for inspection and analysis by the Company, upon its request, in order to permit the Company to determine whether you are in compliance with this provision. Your timely compliance with the provisions of this Section is a precondition to your receipt of the Severance Benefits and other benefits provided hereunder.
8.    Proprietary Information, Non-Solicitation and Non-Competition Obligations. You acknowledge your continuing obligations under your Employee Proprietary Information, Inventions, Non-Competition, and Non-Solicitation Agreements executed on March 8, 2013 (attached hereto as Exhibit A), effective as of the beginning of your employment with the Company and continuing (as provided therein) following the Separation Date, including but not limited to your obligations not to use or disclose any confidential or proprietary information of the Company and comply with your post-employment non-competition and non-solicitation restrictions.
9.    Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) you may disclose this Agreement in confidence to your attorney, accountant, auditor, tax preparer, and financial advisor; and (c) you may disclose this Agreement insofar as such disclosure may be required by law.
10.    Non-disparagement. Both you and the Company (through its officers and directors) agree not to disparage the other party, and the other party’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both you and the Company may respond accurately and fully to any question, inquiry or request for information when required by legal process.
11.    Public Statements. Both the Company and you shall respond to third party inquiries, and the Company shall issue a press release, effectively stating that you have resigned from your position as Chief Financial Officer, and from your employment with the Company, effective as of the Separation Date due to your desire to return to Colorado and pursue other business opportunities.
12.    References. If you direct reference inquiries from prospective employers to the Company’s Chief Executive Officer (“CEO”) and make best efforts to provide him with advance notice of any such referral, he will provide a positive oral reference to the inquiring party. The Company will also verify the following information: title, dates of employment and base salary at the time of your termination.

Exhibit 10.1

13.    Cooperation.
(a)    Transition Briefings. You agree to cooperate fully with the Company in all matters relating to the transition of your work and responsibilities on behalf of the Company, including, but not limited to, transitioning any work relationships and orderly oral and written briefings (as requested) with respect to any past or present work activities and institutional knowledge, to such other persons as may be designated by the Company. By way of example and not limitation, in the event that the Company’s CEO, President. and/or CFO requests transition briefing information from you regarding any Company matters that were within your areas of responsibility, in which you were involved, or about which you are knowledgeable, you will make yourself available to respond to such inquiries with reasonable promptness, either telephonically or by email (as requested), unless the Company requests that you come to the Company for such discussion or to review certain documents or materials related to the inquiry.
(b)    No Voluntary Adverse Assistance. You agree that you will not voluntarily provide assistance, information or advice, directly or indirectly (including through agents or attorneys), to any third party (including both persons and entities) in connection with any claim or cause of action of any kind brought against, or being prepared against, the Company by any third party, nor shall you induce or encourage any person or entity to bring such claims; provided, however, that you may respond accurately and fully to any questions, inquiry or request for information as required by legal process (e.g., a valid subpoena or other similar compulsion of law) or in response to a specific inquiry in a government investigation.
(c)    Other Voluntary Cooperation. You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding forgone wages, salary, or other compensation), and will make reasonable efforts to accommodate your scheduling needs. In addition, you agree to execute all documents (if any) necessary to carry out the terms of this Agreement.
14.    No Admissions. Nothing contained in this Agreement shall be construed as an admission by you or the Company of any liability, obligation, wrongdoing or violation of law.
15.    General Release of Claims.
(a)    General Release. In exchange for the Severance Benefits and the COBRA Premiums (or Alternative Cash Payments), you hereby generally and completely release the Company and its parent or subsidiary entities, successors, predecessors and affiliates, and its and their directors, officers, employees, consultants, shareholders, agents, attorneys, insurers, affiliates and assigns (collectively, the “Released Parties”) of and from any and all claims, liabilities and obligations, both known and unknown, arising from or in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”). You hereby covenant not to file any lawsuits, administrative proceedings, charges or other claims with regard to the Released Claims, other than the Excluded Claims described below. Notwithstanding Section 15(d) below, the general release of claims provided in this Section 15(a) and in Sections 15(b) and 15(c), shall become effective immediately at the time that all parties have executed this Agreement, as will all other provisions of this Agreement with the exception of the ADEA Waiver and the consideration expressly applicable thereto.
(b)    Scope of Release. The Released Claims include, but are not limited to: (i) all claims arising from or in any way related to your employment with the Company, or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company (except as expressly provided herein), including but not limited to salary, bonuses, commissions, vacation pay, PTO, expense reimbursement, severance pay, fringe benefits, profit sharing, stock, stock options, or any other ownership or equity interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing, including but not limited to any claims arising under or based on your employment offer letter or subsequent Employment

Exhibit 10.1

Agreement; (iv) all tort claims, including but not limited to claims for battery, negligence, fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including but not limited to claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Family and Medical Leave Act (as amended) (“FMLA”), the Equal Pay Act of 1963, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974 (as amended) as related to severance benefits, the Iowa Civil Rights Act of 1965 and the Iowa Wage Payment Collection Law.
(c)    Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) rights to unemployment insurance benefits; (ii) rights to any workers’ compensation disability benefits, claims and payments, if applicable; (iii) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party, or under Company bylaws or articles, or under applicable law; (iv) any rights which are not waivable as a matter of law; (v) any claims for breach of this Agreement; and (vi) claims pursuant to the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”) which are governed by the ADEA Waiver in Section 15(d) below. In addition, nothing in this Agreement prevents you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the Iowa Civil Rights Commission, or any other government agency, provided that you agree that you hereby waive your right to any monetary benefits in connection with any such claim, charge or proceeding. You represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or may have against any of the Released Parties that are not included in the Released Claims.
(d)    ADEA Waiver. In exchange for the Accelerated Vesting, the Extended Exercise Period, and all other consideration provided to you by the Company under this Agreement, other than the Severance Benefits and COBRA Premium payments (or Alternative Cash Payments) (collectively, the “ADEA Waiver Consideration”), you hereby release the Released Parties of and from, any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to any claims you could assert under the ADEA (the “ADEA Waiver”). You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you have under the ADEA, that the ADEA Waiver Consideration is being given in consideration for the ADEA Waiver, and that such consideration is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) the ADEA Waiver does not apply to any rights or claims that arise after the date you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it earlier); (iv) you have seven (7) days following the date you sign this Agreement to revoke the ADEA Waiver (in a written revocation provided to the Company’s CEO); and (v) the ADEA Waiver will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement, provided that you have not timely revoked it (the “ADEA Waiver Effective Date”). You acknowledge and agree that, in the event you revoke the ADEA Waiver, you will not be entitled to the ADEA Waiver Consideration; and such revocation will not affect the validity or effectiveness of the general release that you are granting in Sections 15(a)-15(c) hereof, nor shall it invalidate your entitlement to the separate consideration expressly attributed thereto in this Agreement. In granting this ADEA Waiver, you hereby covenant not to file any lawsuits, administrative proceedings, charges or other claims arising out of or in any way related to any claims you could have otherwise asserted under the ADEA.
16.    Representations. You hereby represent that you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible, pursuant to the Family and Medical Leave Act or otherwise, and have not suffered any on-the-job injury for which you have not already filed a claim.

17.    Section 409A.

(a)    Compliance and Interpretation. Notwithstanding anything to the contrary herein, the following provisions apply to the extent severance benefits provided herein are subject to Section 409A of the Internal

Exhibit 10.1

Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”). It is intended that all of the benefits and payments under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulations Sections 1.409A‑1(b)(4), 1.409A‑1(b)(5) and 1.409A‑1(b)(9), and this Agreement will be interpreted accordingly. To the extent not so exempt, this Agreement (and any definitions hereunder) will be interpreted in a manner that complies with the Section 409A requirements. For purposes of Section 409A, your right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.

(b)    Required Six Month Delay For Deferred Compensation Payments. Notwithstanding any provision to the contrary in this Agreement, because you are deemed by the Company to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and the Deferred Salary Payment is deemed to be “deferred compensation,” subject to the Section 409A requirements, then in order to avoid adverse tax consequences to you under Section 409A, the Deferred Salary Payment will not be made to you until the first regularly scheduled payroll date that is six (6) months after the Separation Date (the “Deferred Initial Payment Date”), on which date the Company will pay to you (or your beneficiaries) a lump sum amount equal to the sum of the payments otherwise scheduled to be made prior to the Deferred Initial Payment Date. No interest will be paid to you on any amounts for which payment is delayed pursuant to the foregoing provision.

18.    General. This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other agreements, promises, warranties or representations concerning its subject matter (including but not limited to the offer letter between you and the Company dated June 26, 2008, the Employment Agreement between you and the Company dated November 22, 2010 and the First Amendment to Employment Agreement between you and the Company dated August 13, 2013). This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Iowa without respect to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile and electronic (e.g., PDF) copies of signatures shall be equivalent to original signatures.

Exhibit 10.1

To accept the terms set forth above, please sign and date this Agreement and return the fully-executed Agreement to the Company.
We wish you the best in your future endeavors.
Sincerely,
NewLink Genetics Corporation
By:    /s/ Charles J. Link, Jr.
Charles J. Link, Jr. MD
Chairman, Chief Executive Officer, and Chief Scientific Officer
Exhibit A - Employee Proprietary Information, Inventions, Non-Competition, and Non-Solicitation Agreement
Understood and Agreed:
/s/ Gordon H. Link, Jr.
Gordon H. Link, Jr.
Date: 9/29/2014

Exhibit 10.1

Exhibit A

EMPLOYEE PROPRIETARY INFORMATION, INVENTIONS, NON-COMPETITION, AND NON-SOLICITATION AGREEMENT